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                                                                     Exhibit 2.2


                          SECURITIES PURCHASE AGREEMENT

     This Securities Purchase Agreement (this "AGREEMENT") is entered into as of October 12, 2004 by and among Spheris Holdings LLC, a Delaware limited liability company (the "SELLER"), and Spheris Holding, Inc., a Delaware corporation (the "BUYER").

                                  INTRODUCTION

     The Seller owns all of the issued and outstanding shares of capital stock of Spheris Inc., a Delaware corporation (the "COMPANY"). The Seller wishes to sell, and the Buyer wishes to buy, all of the outstanding shares of capital stock of the Company on the terms and conditions set forth herein.

     An index of defined terms is set forth in Article 10.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                           PURCHASE AND SALE; CLOSING

     1.1 PURCHASE AND SALE. Subject to the terms and conditions hereof, at the Closing, the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, all outstanding shares of capital stock of the Company (the "PURCHASED SECURITIES").

     1.2 PURCHASE PRICE; PAYMENTS AT CLOSING.

          (A) As used herein, "CLOSING PURCHASE PRICE" means $227,700,000.

          (B) At least three days prior to the Closing, the Seller will furnish to the Buyer (i) a payoff letter from each holder of Borrowed Indebtedness indicating the amount required to discharge such indebtedness on the Closing Date and including wire transfer instructions and (ii) a reasonably detailed schedule setting forth the calculation of the amounts to be paid pursuant to
Section 1.2(c) below.

          (C) At the Closing, the Buyer shall make, or cause to be made, the following payments in an amount, in the aggregate, equal to the Closing Purchase Price, by wire transfer of immediately available funds:

               (I) first, to each holder of Borrowed Indebtedness, the amount of such Borrowed Indebtedness specified in the payoff letter from such holder;

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               (II) second, the Sale Bonuses (which shall be paid by the
     Company);

               (III) third, to any payee of the Selling Expenses identified by the Seller to the Buyer in writing prior to the Closing; and

               (IV) fourth, the remainder to the Seller.

     1.3 ROLLOVER SHARES.

          (A) Upon the written request of the Buyer and employees of the Company who hold limited liability company interests in the Seller (a "ROLLOVER NOTICE"), the Seller shall distribute to such employees (the "MANAGEMENT HOLDERS") all or any portion of the Purchased Securities allocable to the Management Holders in accordance with the terms of the Seller's limited liability company operating agreement or other organizational documents (collectively, the "LLC AGREEMENT"). Such amount shall be determined by the Seller based on the Management Holder's right under the LLC Agreement to the distribution of the net proceeds payable to the Seller under Section 1.2(c)(iv) (including any portion of such proceeds to be retained by Seller to satisfy the indemnification obligations hereunder). The shares so distributed are referred to herein as the "ROLLOVER SHARES." The Rollover Notice shall be given at least three business days prior to the Closing Date and shall specify the employees to whom the Rollover Shares are to be distributed and the amount of Rollover Shares to be distributed to each such employee; provided that the total number of Rollover Shares to be distributed to any such employee shall not exceed the maximum number of Purchased Securities allocable to such employee in accordance with the terms of the LLC Agreement. In the event the Buyer delivers a Rollover Notice, (a) on or prior to the Closing Date, the Seller shall cause the Company to issue certificates evidencing the Rollover Shares in the name of each Management Holder as provided in the Rollover Notice, which certificates shall be in proper form for transfer, (b) the Rollover Shares shall be free and clear of any lien or other encumbrance, and (c) the certificates for the Rollover Shares shall be delivered to the Buyer at the Closing, in proper form for transfer. As a condition precedent to any distribution of Rollover Shares to a Management Holder, such Management Holder must agree in writing with the Seller that (y) the distribution of such Rollover Shares by the Seller to such Management Holder is in exchange for a proportionate amount of such Management Holder's limited liability company interests in the Seller and (z) if the Seller is required to make any indemnification payment to the Buyer, such Management Holder's right to further distributions under the LLC Agreement shall be reduced by such Management Holder's proportionate share of such payment, which will be determined without giving effect to the exchange of Rollover Shares for limited liability company interests contemplated by clause (y) and shall be determined as if no rollover had occurred.

          (B) To the extent any Rollover Shares are issued to the employees as provided in this Section 1.3, the net proceeds to the Seller under Section 1.2(c)(iv) shall be reduced to the amount obtained by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock of the Company owned by


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the Seller (after giving effect to the distribution of the Rollover Shares) and the denominator of which is the total number of shares of common stock of the Company issued and outstanding as of the Closing.

     1.4 THE CLOSING. The consummation of the transactions contemplated hereby (the "CLOSING") will take place at Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York on the later of (a) November 5, 2004 or (b) if the conditions set forth in Article 6 are not then satisfied or waived (other than those conditions that are normally satisfied at the Closing), at such later date as is two (2) business day after satisfaction or waiver of such conditions or such other date that is agreed to in writing by the Seller and the Buyer (the "CLOSING DATE").

     1.5 DELIVERIES AT CLOSING BY THE SELLER AND THE COMPANY. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 6.2, the Seller and the Company will deliver or cause to be delivered the instruments, consents, opinions, certificates and other documents required of them by Section 6.1.

     1.6 DELIVERIES AT CLOSING BY THE BUYER. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 6.1, the Buyer will deliver or cause to be delivered the instruments, consents, opinions, certificates and other documents required of it by Section 6.2.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                              CONCERNING THE SELLER

     The Seller hereby represents and warrants to the Buyer that each of the statements contained in this Article 2 is true and correct.

     2.1 TITLE. Subject to Section 1.3, the Seller (a) is the record owner of the Purchased Securities and (b) has good title to the Purchased Securities free and clear of all Liens (other than restrictions under applicable securities laws and Liens which will be terminated in connection with the Closing). Subject to
Section 1.3, on the Closing Date, the Seller shall transfer to the Buyer good title to the Purchased Securities, free and clear of all Liens (other than restrictions pursuant to applicable securities laws). The Seller has not granted any option or right, and is not a party to any other agreement that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require the Seller to transfer any of the Purchased Securities to anyone other than the Buyer.

     2.2 ORGANIZATION AND AUTHORITY. The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and the Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and


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validly authorized by all requisite limited liability company action, and no other limited liability company action on the part of the Seller is necessary to authorize its execution, delivery or performance of this Agreement.

     2.3 VALIDITY AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Seller and is, and each of the other agreements and instruments of the Seller contemplated hereby will be when executed and delivered, the valid and binding obligations of the Seller, enforceable against the Seller in accordance with its and their respective terms, subject to applicable bankruptcy, insolvency and other Laws affecting the rights and remedies of creditors, and except that the remedies of specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby by the Seller will not (a) result in any violation of or be in conflict with any law, statute, regulation ordinance, judgment, decree or order by which the Seller is bound, or any provision of the Seller's certificate of formation or limited liability company agreement, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, cancel, or require any notice under any contract, agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, except for such conflicts, breaches, defaults or rights that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     2.4 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 2.4, no consent, order, license, permit, authorization, registration, certification, declaration, filing or other approval from or with any Governmental Entity or third party is required on the part of the Seller for the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of any of the transactions contemplated by this Agreement and the other documents and instruments to be executed by the Seller pursuant to this Agreement, other than such consents, orders, licenses, permits, authorizations, registrations, certifications, declarations, filings or other approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

     The Seller represents and warrants to the Buyer that each of the statements contained in this Article 3 is true and correct.

     3.1 ORGANIZATION, POWER AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own, lease and operate its


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properties and to carry on its business as such business is now conducted. The copies of the Certificate of Incorporation and By-Laws of the Company, each as amended to date (the "COMPANY CHARTER DOCUMENTS"), that have been made available to the Buyer by the Seller are complete and correct copies thereof.

     3.2 SUBSIDIARIES. SCHEDULE 3.2 sets forth a list of the direct and indirect subsidiaries of the Company. The entities indicated on such Schedule as subsidiaries are referred to herein as the "SUBSIDIARIES" and each as a "SUBSIDIARY." Except as set forth on SCHEDULE 3.2, neither the Company nor any Subsidiary owns or has the right to acquire directly or indirectly any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization. The record owners of all of the issued and outstanding capital stock or other equity interests of each Subsidiary are as listed on SCHEDULE 3.2. Each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of its state of organization, as set forth on SCHEDULE 3.2. Each of the Subsidiaries has full corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. All of the issued and outstanding shares of capital stock of each Subsidiary are duly and validly issued and outstanding, and are fully paid and non-assessable. All of the issued and outstanding shares of capital stock of each Subsidiary are directly or indirectly owned by the Company, free and clear of all Liens (other than Liens which will be released at the Closing and restrictions pursuant to applicable securities laws). There are no outstanding subscriptions, options, warrants, convertible or exchangeable securities or other agreements, commitments or rights of any kind that would obligate any Subsidiary to issue shares of capital stock or other equity securities.

     3.3 CAPITALIZATION. SCHEDULE 3.3 sets forth a complete and accurate list of all outstanding shares of capital stock of the Company and the record holders thereof. All issued and outstanding shares of capital stock of the Company are duly and validly issued and outstanding, and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, convertible or exchangeable securities or other agreements, commitments or rights of any kind that would obligate the Company to issue shares of its capital stock or other equity securities. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will own all of the issued and outstanding capital stock of the Company, free and clear of all Liens (other than restrictions pursuant to applicable securities laws).

     3.4 FOREIGN QUALIFICATIONS. SCHEDULE 3.4 sets forth a complete and accurate list of each jurisdiction in which the Company or any Subsidiary is qualified to do business as a foreign entity. Each of the Company and each Subsidiary is qualified to do business as a foreign entity in every jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by such entity makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify has not had, and would not be reasonably expected to have, a Company Material Adverse Effect.


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     3.5 FINANCIAL STATEMENTS. The Seller has delivered to the Buyer (a) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003 and December 31, 2002, and audited consolidated statements of income, stockholders' equity and cash flows for the fiscal years then ended (collectively, the "AUDITED FINANCIAL STATEMENTS"), and (b) an unaudited consolidated balance sheet of the Company (the "BALANCE SHEET") as of August 31, 2004 (the "BALANCE SHEET DATE") and an unaudited consolidated statement of income for the eight month period then ended (collectively, the "UNAUDITED FINANCIAL STATEMENTS" and, together with the Audited Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements and the notes thereto, if any, fairly present, in all material respects, the financial position, results of operations and changes in cash flows of the Company and its Subsidiaries as of the dates and for the periods then ended and were prepared in accordance with the books and records of the Company and its Subsidiaries determined in accordance with GAAP, consistently applied with the Company's past practices (except as otherwise stated therein or in the case of unaudited financial statements for the omission of footnotes and subject to year end audit adjustments (which adjustments would not be reasonably expected to be material, either individually or in the aggregate)).

     3.6 ABSENCE OF MATERIAL UNDISCLOSED LIABILITIES. Except as disclosed in
SCHEDULE 3.6, neither the Company nor any Subsidiary has any material indebtedness or material liability, absolute or contingent, direct or indirect, which is not shown or provided for in the Audited Financial Statements or on the face of the Balance Sheet, other than liabilities incurred or accrued in the ordinary course of business (including Liens for current taxes and assessments not in default) since December 31, 2003.

     3.7 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.7, (a) since the Balance Sheet Date, (i) neither the Company nor any Subsidiary has declared, set aside or paid any dividend or other distribution with respect to the Company's capital stock or that of its Subsidiaries (other than dividends declared, set aside or paid after the date hereof in accordance with Section 5.2(b)(iii) of this Agreement), (ii) redeemed, purchased or otherwise acquired directly or indirectly any of the Company's capital stock or that of its Subsidiaries, paid any management, consulting or other similar fee to any Affiliate of the Seller, the Company or any Subsidiary (other than compensation paid in the ordinary course to employees who are Affiliates and other than scheduled payments of Parthenon Management Fees for the period through September 30, 2004), (iii) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice,
(iv) there has been no event, circumstance or condition which has had, or would be reasonably expected to have, a Company Material Adverse Effect, (v) no Lien has been placed upon any asset of the Company or any Subsidiary other than Permitted Liens, and (vi) the Company and each Subsidiary has complied with the covenants and restrictions set forth in Sections 5.2(b)(ii), (v), (vii), (viii),
(x), (xi) and (xiv) of this Agreement (and Section 5.2(b)(xv) in respect of such covenants and restrictions) as if this Agreement had been executed on, and in effect since, the Balance Sheet Date, and (b) since December 31, 2003, the Company and each Subsidiary has complied with the covenants and restrictions set forth in Sections 5.2(b)(i), (iii)(b), (iii)(c), (iv), (vi), (ix) and (xii) of this Agreement (and Section


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5.2(b)(xv) in respect of such covenants and restrictions) as if this Agreement had been executed on, and in effect since, December 31, 2003.

     3.8 TAXES. The representations set forth in this Section 3.8 are subject to the qualifications set forth on SCHEDULE 3.8.

          (A) The Buyer has been provided with true and correct copies of all the Tax Returns of the Company and its Subsidiaries for all open years. The Company and its Subsidiaries have prepared and filed when due all material Tax Returns and have paid when due all material Taxes shown to be due thereon, other than those not yet delinquent. All such Tax Returns are true and correct in all material respects. All material Taxes relating to periods ending on or before the Closing Date which the Company or any of its Subsidiaries may be liable under Treasury Regulations Section 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any "affiliated group" within the meaning of Section 1504(a) of the Code or other group filing on a combined or unitary basis at any time on or prior to the Closing Date (other than an affiliated group, the common parent of which is the Company), if required to have been paid, have been paid (except for Taxes which are being contested in good faith). Any liability of the Company or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP, consistently applied. Neither the Company nor any Subsidiary has ever executed any waiver that would have the effect of extending any applicable statute of limitations in respect of any Tax. The Seller does not know of any unpaid assessment against the Company or any Subsidiary of any material additional Taxes for any fiscal period or any pending or threatened tax examination or audit by any federal, state or local taxing authority. To the knowledge of the Seller, all material Taxes that the Company and each Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper Governmental Entity. There are no material Tax Liens or claims pending or, to the knowledge of the Seller, threatened against the Company, any Subsidiary, or their respective assets or property, other than Permitted Liens. There are no outstanding Tax sharing agreements or other such arrangements between the Seller, the Company, any Subsidiary or any other Person.

          (B) Seller is not a "foreign person" within the meaning of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (C) For purposes of this Agreement, "TAXES" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social


                                       7

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security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs, duties, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and "TAX RETURNS" shall mean returns, reports, information statements and other documentation filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns.

     3.9 PERSONAL PROPERTY. Except as set forth on SCHEDULE 3.9 hereto, the Company and each of its Subsidiaries has good title to, or a valid leasehold, license or other similar interest in, each item of tangible personal property used primarily by it and which is material to the Company or any Subsidiary free and clear of all Liens, except for Permitted Liens. Except as set forth on
SCHEDULE 3.9, the material operating assets of the Company and its Subsidiaries are in adequate condition to conduct the business of the Company and its Subsidiaries as the same is conducted on the date hereof, normal wear and tear excepted. As used herein, "PERMITTED LIENS" means (a) such imperfections of title, easements, encumbrances or restrictions which do not materially impair the current use of the Company's or any Subsidiary's assets, (b) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's and other like Liens arising in the ordinary course of business, (c) Liens for Taxes not yet due and payable, or being contested in good faith, (d) purchase money Liens incurred in the ordinary course of business, and (e) the Liens listed on
SCHEDULE 3.9.

     3.10 REAL PROPERTY.

          (A) The Company and its Subsidiaries do not own any real property.

          (B) SCHEDULE 3.10 describes each interest in real property leased by the Company and its Subsidiaries, including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased and all amendments and modifications thereto, true and complete copies of which have been made available to the Buyer. The Company and each of its Subsidiaries enjoys peaceful and quiet possession of its leased premises and have performed all material obligations required to be performed by them thereunder, and none of the Seller, the Company and each of its Subsidiaries have received any written notice asserting the existence of a material default under any such leasehold or been informed in writing that the lessor under any of the leases has taken action or, to the knowledge of the Seller, threatened to terminate the lease before the expiration date specified in the lease, and, except as shown on SCHEDULE 3.10, the transactions contemplated by this Agreement will not constitute a default thereunder or be the basis for the lessor to terminate the lease prior to that expiration date. The Company and its Subsidiaries have a valid leasehold interest in each leased real property material to its business free and clear of all Liens other than Permitted Liens.


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

     3.11 INTELLECTUAL PROPERTY.

          (A) As used herein "INTELLECTUAL PROPERTY" means all (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names and corporate names and other designations of source (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, databases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) domain names and (vii) Internet web sites and all intellectual property used in connection therewith. As used herein "COMPANY INTELLECTUAL PROPERTY" means Intellectual Property owned or used by the Company or any Subsidiary.

          (B) SCHEDULE 3.11 hereto contains a complete and current list of all material Company Intellectual Property included in clauses (i), (ii) (iii) and
(vi) of the definition of Company Intellectual Property which the Company or any Subsidiary has registered with a Governmental Entity or other appropriate authority, or with respect to which the Company or any Subsidiary has filed an application for such a registration (which has not otherwise been abandoned by the Company). SCHEDULE 3.11 also contains a list of all material licenses and other rights granted by the Company or any Subsidiary to any third party with respect to any Company Intellectual Property and all material licenses and other rights granted by any third party to the Company with respect to any Company Intellectual Property (excluding "off-the-shelf" programs or products or other software licensed in the ordinary course of business) identifying the subject Intellectual Property. There is no threatened loss or expiration of any material Company Intellectual Property nor will the transactions contemplated by this Agreement result in such loss or expiration. The Company and each Subsidiary has taken commercially reasonable and appropriate actions to maintain and protect the material Company Intellectual Property.

          (C) The Company and each Subsidiary own all right, title and interest in and to or possess sufficient legal rights to use all material Intellectual Property necessary for their business as now conducted. Neither the Company nor any Subsidiary is violating or infringing any Intellectual Property of any other Person, and, to the knowledge of the Seller, no third party is violating or infringing on any material Company Intellectual Property except for such violations and infringements that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (D) Other than with respect to copyrightable works that are "works made for hire" within the meaning of the Copyright Act of 1976, the Company and its Subsidiaries have obtained from all individuals who participated in the invention or


                                       9

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authorship of any material Company Intellectual Property owned by the Company or a Subsidiary (the "OWNED INTELLECTUAL PROPERTY") effective waivers of any and all ownership rights of such individuals in the Owned Intellectual Property and written assignments to the Company or a Subsidiary of all rights with respect thereto, except where the failure to obtain such waivers and assignments have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     3.12 INFORMATION RELATING TO MATERIAL CONTRACTS. SCHEDULE 3.12 hereto sets forth a complete and correct list and, if such Contract is not in writing, a summary description of the following Contracts, as in effect on the date hereof (collectively, "MATERIAL CONTRACTS"):

          (A) Contracts with respect to which the Company or any Subsidiary has any stated liability or obligation, contingent or otherwise, requiring payment by the Company or such Subsidiary of more than $250,000, other than purchase orders entered into in the ordinary course of business;

          (B) Contracts of the Company or any Subsidiary relating to the borrowing of money or lines of credit (including security and pledge agreements), or the guaranty of any obligation for the borrowing of money or lines of credit;

          (C) Contracts which place any material limitation on the method of conducting or scope of the Company's or any Subsidiary's business, including agreements containing covenants not to compete;

          (D) Contracts under which the amount payable by the Company or any Subsidiary is dependent on the revenue, income or similar financial measure of the Company, any Subsidiary or any other Person;

          (E) Contracts with the top eleven customers of the Company and its Subsidiaries for the one-month period ending June 30, 2004 based on the amount of consolidated revenue represented by such customer for such period;

          (F) Contracts with the top ten suppliers of the Company and its Subsidiaries for the eighteen month period ending June 30, 2004 based on the consolidated dollar amount of purchases from such supplier for such period;

          (G) Contracts for employment, severance, consulting or deferred compensation;

          (H) Contracts of the Company or any Subsidiary with officers, directors, managers or employees of the Company or any Subsidiary involving annual payments in excess of $125,000;

          (I) shareholders' Contracts and Contracts relating to the issuance or ownership of any equity securities, or securities convertible into or exchangeable for


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equity securities, of the Company or any Subsidiary or the granting of registration rights with respect thereto;

          (J) Contracts for the sale or purchase of any assets, property or rights of the Company or any Subsidiary for a purchase price of $250,000 or more (other than purchase orders entered into in the ordinary course of business), or for the grant of any options or preferential rights to purchase any such assets, property or rights for a purchase price of $250,000 or more (other than purchase orders entered into in the ordinary course of business);

          (K) partnership and joint venture Contracts to which the Company or any Shareholder is a party; and

          (L) amendments, modifications, extensions and renewals of the items set forth in (a) through (k) hereof.

The Company has made available to the Buyer true and correct copies of all Material Contracts. Each Material Contract is valid, binding and enforceable against the Company and each Subsidiary party thereto, and, to the knowledge of the Seller, each third party thereto, in accordance with its terms, and each Material Contract is in full force and effect. Each of the Company and the Subsidiaries has performed all obligations required to be performed by it to date under, and is not in default in connection with, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for such non-performance and defaults as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Seller, no other party to any Company Material Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for such defaults as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     3.13 LITIGATION. Except as disclosed on SCHEDULE 3.13, there is no claim, action, suit, proceeding, arbitration, litigation or investigation, whether civil, criminal or administrative (each, a "PROCEEDING") pending or, to the knowledge of the Seller, threatened against the Company or any Subsidiary, by or before any Governmental Entity or by any third party, which (taken with all other such Proceedings) has had or, if adversely determined, would be reasonably expected to have, a Company Material Adverse Effect and neither the Company nor any Subsidiary is subject to any outstanding judgment, decree or order of any Governmental Entity.

     3.14 REQUIRED CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 3.14 and except for applicable filings and approvals under the HSR Act, (a) no consent, order, license, permit, authorization, registration, certification, declaration, filing or other approval of any Governmental Entity or any third party is required on the part of the Company or any Subsidiary for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for those which, if not obtained, would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract, except for such breaches, defaults or rights that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     3.15 LICENSES AND PERMITS. SCHEDULE 3.15 hereto sets forth a list of all material consents, orders, licenses, permits, authorizations, registrations, certifications, declarations, filings and other approvals of, from or with any Governmental Entity issued or granted to the Company and each Subsidiary (collectively, the "AUTHORIZATIONS") (except for Authorizations relating to Environmental Laws, as to which Section 3.21 only applies) and all pending applications therefor. Each Authorization has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Seller, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Authorization invalid in any respect. All Authorizations are sufficient and adequate in all material respects to permit the continued lawful conduct of the businesses of the Company and its Subsidiaries in the manner now conducted, and none of the operations of the Company or any Subsidiary is being conducted in a manner that violates in any material respect any of the terms or conditions under which any Authorization is granted. None of such Authorizations is subject to termination by its terms as a result of the execution and delivery of this Agreement by the Company or by the consummation of the transactions contemplated by this Agreement.

     3.16 COMPLIANCE WITH LAWS. The operations of the Company and each Subsidiary have been conducted in compliance with all foreign, federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations and requirements of all Governmental Entities, domestic or foreign (collectively, "LAWS"), having jurisdiction over the Company or any Subsidiary or any of their respective assets, properties or operations, except where failure to so comply has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (and except as to Environmental Laws, as to which Section 3.21 only applies). Since April 10, 2003 and, to Seller's knowledge, from December 31, 2001 to April 9, 2003, neither the Company nor any Subsidiary has received written notice of any material violation of any such Laws, or is in default with respect to any material order, writ, judgment, award, injunction or decree of any Governmental Entity, domestic or foreign, applicable to the Company or any Subsidiary or any of their respective assets, properties or operations.

     3.17 EMPLOYEES AND COMPENSATION.

          (A) Except as described on SCHEDULE 3.17 hereto, no employees of the Company or any Subsidiary are represented by any union and there is no labor strike, slowdown, stoppage or organizational effort pending or, to the knowledge of the Seller, threatened against the Company or any Subsidiary.

          (B) SCHEDULE 3.17 sets forth (i) a true and correct list of the name and current annual salary of each officer or employee of the Company or any Subsidiary whose annual cash compensation exceeds $125,000 and (ii) any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by the Company or any Subsidiary to each such person for the current fiscal year.

     3.18 BENEFIT PLANS.

          (A) SCHEDULE 3.18 hereto sets forth all material employee benefit plans, agreements and arrangements (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored, maintained or contributed by the Company or any Subsidiary for the benefit of their respective employees, or with respect to which the Company or any Subsidiary has had, or would be reasonably expected to have, any material liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code, or
Section 4001 of ERISA) (the "BENEFIT PLANS").

          (B) With respect to each Benefit Plan, the Company has made available to the Buyer true and complete copies of: (i) any and all plan texts and agreements; (ii) any and all summary plan descriptions and material modifications thereto; (iii) the most recent annual report, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; and (v) the most recent determination letter received from the Internal Revenue Service (the "SERVICE"), if applicable.

          (C) None of the Benefit Plans is a "multiemployer plan," as defined in
Section 3(27) of ERISA. Neither the Company nor any Subsidiary has withdrawn from any multiemployer plan or incurred any withdrawal liability, and no circumstances exist that have resulted or would be reasonably expected to result, individually or in the aggregate, in any such withdrawal liability.

          (D) Except as set forth on SCHEDULE 3.18, with respect to each Benefit
Plan: (i) such plan has been administered and enforced in accordance with its terms and all applicable Laws in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which the Company, any Subsidiary or any Benefit Plan may be liable or otherwise damaged in any material respect;
(iii) no material disputes are pending or threatened; (iv) no "prohibited transaction" (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company, any Subsidiary or any Benefit Plan would be liable or otherwise damaged in any material respect; (v) if intended to qualify under Section 401(a) of the Code, such plan is either a so-called "proto-type plan" or the Company has received a determination letter from the Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter (or the date of adoption of such plan, in the case of a proto-type plan) that has resulted, or would reasonably be expected to result, in the loss of such qualification or exempt status; and (vi) all contributions required to be made under any such plan have been made by the due date thereof, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued by the Closing Date.

          (E) No Benefit Plan nor any "employee benefit pension plan" (as defined in Section 3(2) of ERISA) sponsored, maintained or contributed to, or required to be contributed to, by any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code, whether or not for the benefit of employees of the Company or any Subsidiary, is subject to Title IV of ERISA, and no circumstances exist that have resulted, or would reasonably be expected to result, in any liability to the Company or any Subsidiary under Title IV of ERISA.

          (F) Except as set forth in SCHEDULE 3.18, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment becoming due to any employee or former employee of the Company or any Subsidiary, (ii) increase any benefits otherwise payable under any of the Benefit Plans, (iii) result in any payment that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code, or (iv) result in the acceleration of the time of payment or vesting of any benefits provided under any of the Benefit Plans.

     3.19 INSURANCE. The Company and its Subsidiaries, and their respective businesses, properties and/or employees, are insured under the insurance policies listed on SCHEDULE 3.19 (each an "INSURANCE POLICY" and, collectively, the "INSURANCE POLICIES"), all of which are valid and in full force and will continue in full force and effect after the Closing Date. Neither the Company nor any of its Subsidiaries is in material default under any provisions of any Insurance Policy nor has the Company or any of its Subsidiaries received written notice of cancellation of any Insurance Policy. The current aggregate annual premium for the directors' and officers' liability insurance of the Company and its Subsidiaries is $52,330.00.

     3.20 BROKERS. Except as set forth on SCHEDULE 3.20, neither the Company nor any Subsidiary has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Company and its Subsidiaries are under no obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any agreement of the Company or any Subsidiary.

     3.21 COMPLIANCE WITH ENVIRONMENTAL LAWS.

          (A) All of the Company's and each Subsidiary's operations are, and have been, in compliance with all Environmental Laws, except for such failures to comply as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have obtained all permits, licenses and authorizations required under applicable Environmental Laws, and the Company and its Subsidiaries and their operations are in compliance with the terms and conditions of any required permits, licenses and authorizations, in each case except where such failures to comply have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The transaction contemplated by this Agreement will not require the transfer or amendment of any environmental permits, licenses or authorizations or require any notification in respect thereof.

          (B) The operations of the Company and its Subsidiaries involving the use, handling, manufacture, treatment, processing, storage, generation, release, discharge or disposal of any Hazardous Substances are in compliance in all respects with all applicable Environmental Laws, except for such failures to comply as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (C) There is no pending or, to the knowledge of the Seller, threatened Environmental Claim against the Company or any Subsidiary.

          (D) There has been no release by the Company or any Subsidiary of any Hazardous Substances at, on or under any property leased by it, except for such releases as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (E) The Seller has provided the Buyer copies of all material environmental studies, investigations, reports or assessments concerning the Company and each of its Subsidiaries and real property within the possession of the Company or any Subsidiary.

     As used herein, the following terms shall have the meanings indicated below:

     "ENVIRONMENTAL LAWS" shall mean all foreign, federal, state and local statutes, regulations, rules, judgments, decrees, orders, codes and ordinances relating to pollution, health and safety, natural resources, Hazardous Substances or the discharge of materials into the Environment.

     "ENVIRONMENT" shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and air.

     "HAZARDOUS SUBSTANCES" shall mean any substance which is a "hazardous substance," "hazardous waste," "toxic substance," "toxic waste," "pollutant," "contaminant" or words of similar import under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), and the Clean Air Act (42 U.S.C.
Section 7401 et seq.), and including without limitation, which contains polychlorinated biphenyls or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds or mold, fungi or bacterial matter.

     "ENVIRONMENTAL CLAIM" shall mean any litigation, arbitration, proceeding, order, directive, summons, complaint or citation, from any governmental authority or any third person relating to Environmental Laws or Hazardous Substances.

     3.22 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 3.22 hereto, neither the Company nor any Subsidiary is a party to any agreement or arrangement with any Affiliate of the Seller, the Company or any Subsidiary under which they: (i) lease any real or personal property (either to or from such Person), (ii) license technology (either to or from such Person), (iii) are obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchase products or services from such Person, (v) pay or receive commissions, rebates or other payments or (vi) provide or receive any other material benefit. No Affiliate of the Seller, the Company or any Subsidiary owns any rights in or to any of the material assets, properties or rights used by the Company or any Subsidiary in the ordinary course of business.

     3.23 NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties set forth in Article 2 and this Article 3, the Seller makes no other representation or warranty (either express or implied) with respect to the transaction contemplated by this Agreement.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Seller and the Company that each of the statements contained in this Article 4 is true and correct:

     4.1 ORGANIZATION, POWER AND STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted. As of the date of this Agreement, Buyer is a wholly owned subsidiary of Warburg Pincus Private Equity VIII, L.P.

     4.2 POWER AND AUTHORITY RELATIVE TO TRANSACTION. The Buyer has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, by-laws, law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which the Buyer is a party or by which the Buyer or its assets may be bound.

     4.3 VALID AND BINDING OBLIGATION. This Agreement constitutes, and each other instrument or agreement to be executed and delivered by the Buyer in accordance herewith will constitute, the valid and legally binding obligation of the Buyer, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other Laws affecting the rights and remedies of creditors, and except that the remedies of specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

     4.4 CONSENTS AND APPROVALS. Except for any applicable filings under the HSR Act, no consent, order, approval, authorization, declaration or filing from or with any governmental authority or third party is required on the part of the Buyer for the execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of any of the transactions contemplated by this Agreement and the other documents and instruments to be executed by the Buyer pursuant to this Agreement.

     4.5 BROKERS. The Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Buyer is not under any obligation to pay any broker's fee, finder's fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

     4.6 INVESTMENT REPRESENTATIONS.

          (A) The Buyer is acquiring the Purchased Securities for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Purchased Securities in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), any rule or regulation under the Securities Act, or any state securities laws.

          (B) The Buyer has had such opportunity as it has deemed adequate to obtain from management of the Company such information about the business and affairs of the Company and its Subsidiaries as is necessary to permit the Buyer to evaluate the merits and risks of its investment in the Company.

          (C) The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the Purchased Securities and to make an informed investment decision with respect to such purchase. The Buyer is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

          (D) The Buyer understands that the Purchased Securities have not been registered under the Securities Act or any other securities laws and are therefore "restricted securities" within the meaning of Rule 144 under the Securities Act, and the Purchased Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable securities laws, or an exemption from registration is then available.

     4.7 FINANCING.

          (A) The Buyer has delivered to the Seller complete and correct executed copies of the documents listed in SCHEDULE 4.7 hereto at or prior to the execution of this Agreement and all other letters, agreements and other documents, excluding any agreements or understandings with respect to fees or expenses (collectively, the "FINANCING COMMITMENTS"), issued to the Buyer or to which the Buyer or any of its Affiliates is a party in connection with (i) the debt financing of the transactions contemplated hereby (the "DEBT FINANCING") and (ii) the equity investment by Warburg Pincus Private Equity VIII, L.P. in the Buyer (the "EQUITY FINANCING"). Assuming satisfaction of the conditions to transactions contemplated by this Agreement, the Buyer will have sufficient funds to consummate the transactions contemplated hereby and pay all its related fees and expenses.

          (B) As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been amended or modified in any respect, all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of the Buyer, the lender(s) or investor(s), as the case may be.

          (C) There are no conditions to the closing of the Equity Financing, other than the satisfaction of the conditions set forth in Section 6.1 hereof.

          (D) There are no facts and circumstance known to the Buyer that would, or would be reasonably likely to, (i) prevent the conditions described in the Financing Commitments from being satisfied, (ii) prevent the Buyer from receiving financing pursuant to the terms of the Financing Commitments or (iii) make any of the assumptions set forth in the Financing Commitments unreasonable. Neither the lender(s) nor the investor(s) have advised the Buyer of any facts which cause the Buyer to believe that the financing contemplated by the Financing Commitments will not be consummated substantially in accordance with the terms thereof.

     4.8 NO OTHER AGREEMENTS. Except for the agreements expressly contemplated hereby, the Buyer has no other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company or any Subsidiary in respect of the transactions contemplated hereby, other than employment and similar arrangements that take effect at or after the Closing.

     4.9 NO OTHER REPRESENTATIONS OR WARRANTIES OF THE SELLER. The Buyer acknowledges that none of the Seller, any Affiliate of the Seller, or any of their respective directors, officers, managers, members, employees, consultants, agents or advisors makes or has made any representation or warranty to the Buyer, its Affiliates or its financing sources, except for the representations and warranties of the Seller expressly set forth in Articles 2 and 3 of this Agreement. In particular, and without limiting the generality of the foregoing, the Buyer acknowledges that no representation or warranty is made with respect to the information (including any financial projections) contained in the Confidential Information Memorandum made available to the Buyer or any of its Affiliates or financing sources on behalf of the Company or the Seller.

                                    ARTICLE 5
                                    COVENANTS

     5.1 ACCESS TO INFORMATION; CONFIDENTIALITY.

          (A) The Seller shall, and shall cause the Company and each Subsidiary to, permit the Buyer and its counsel, accountants, potential lenders and equity investors and their representatives and other representatives access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the properties, books and records of the Company and its Subsidiaries and shall, and use its reasonable efforts to cause its representatives to furnish promptly to the Buyer such additional financial and operating data and other information as to its business and properties as the Buyer or its duly authorized representatives may from time to time reasonably request. Any such access shall be managed by and conducted through the Seller, and shall be subject to such additional limitations as the Seller may reasonably require to prevent disclosure of the transactions contemplated hereby and/or the unreasonable disruption of the business of the Company or any Subsidiary.

          (B) The confidentiality agreement between the Company and the Buyer or an Affiliate of the Buyer dated June 29, 2004 shall remain in full force and effect and shall be applicable to the Buyer.

     5.2 CONDUCT OF BUSINESS. Between the date of this Agreement and prior to the Closing, or earlier termination of this Agreement, unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

          (A) REQUIRED ACTIONS. The Seller shall cause the Company and each Subsidiary to:

               (I) maintain its corporate existence; and

               (II) conduct the business of the Company and each of its Subsidiaries only in the ordinary course of business and consistent with past practice (including, without limitation, making capital expenditures in the ordinary course of business and collecting accounts receivable and paying accounts payable in the ordinary course of business), and use reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships (contractual or otherwise) with customers, suppliers and others having business dealings with them, in each case to the end that their ongoing businesses shall not be impaired in any material respect at the Closing.

          (B) PROHIBITED ACTIONS. The Seller shall not permit the Company or any Subsidiary to do any of the following without the consent of the Buyer (such consent not to be unreasonably withheld or delayed):

               (I) effect any change to the Company Charter Documents or the articles of incorporation or by-laws, or other similar organizational documents of the Subsidiaries;

               (II) acquire or dispose of any material properties or assets, except in the ordinary course of business and consistent with past practice;

               (III) (a)(i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its Subsidiaries, except that a Subsidiary of the Company may declare, set aside and pay a dividend or other distribution or make advances to its parent or the Company or (ii) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its Subsidiaries; (b) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or alter any term of any of the outstanding securities or make any change in the outstanding shares of capital stock or other ownership interests or in the capitalization of the Company or its Subsidiaries; or
     (c) split, combine or reclassify the outstanding capital stock of the Company or of any of the Subsidiaries of the Company;

               (IV) issue any capital stock or equity interests, other than pursuant to securities that are currently outstanding or securities that become Purchased Securities and are purchased hereunder;

               (V) except to the extent required by law or as set forth in
     SCHEDULE 3.8, make or change any material election, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

               (VI) make any change in its material accounting practices or procedures, other than any change required by applicable Law or GAAP;

               (VII) (i) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable Law or (ii) increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present officers, directors or employees, except, in the case of employees (other than officers) for normal increases in the ordinary and usual course of business and the payment of cash bonuses to employees (including officers) pursuant to and consistent with existing plans or programs; provided, however, that the Company and its Subsidiaries may pay sale bonuses (the "SALE BONUSES") to employees in connection with the Closing of the transactions contemplated hereby, so long as the aggregate amount of such Sale Bonuses does not exceed $1,500,000 and such amount is paid at Closing in accordance with, and reduces the net proceeds required to be paid by Buyer to Seller pursuant to, Section 1.2 hereof.

               (VIII) (i) incur or assume any long-term or short-term debt for borrowed money or issue any debt securities, guarantees, loans, notes, bonds, advances or other corporate securities, or issue any option or other rights to acquire from the Company or any Subsidiary any option, warrant or right to purchase any securities convertible or exchangeable for debt securities of the Company or any Subsidiary, except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice in an amount not material to the Company and its Subsidiaries, taken as a whole; (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course of business consistent with past practice in an amount not material to the Company and its Subsidiaries, taken as a whole; (iv) pledge or otherwise encumber the Purchased Securities, except for Permitted Liens; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien on any such asset, except for Permitted Liens;

               (IX) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

               (X) commence or settle any action, suit, investigation or other proceeding, except for: (i) protest actions on contract awards, (ii) collection or enforcement actions under current or former contracts, (iii) any action, suit, investigation or other proceeding settled in the ordinary course of business, (iv) any other action, suit, investigation or other proceeding, the settlement of which would either be covered by insurance, or the uninsured and unreserved portion of which would not exceed $100,000 (after taking into account insurance proceeds, available reserves and any other recovery resulting from such matter) for any such individual claim and (v) such specific matters, if any as agreed to between the Company and the Buyer;

               (XI) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 5.2(b)(x);

               (XII) change or modify in any material respect existing credit and collection policies, procedures and practices with respect to accounts receivable;

               (XIII) pay any management, consulting or other similar fee to any Affiliate of the Seller, the Company or any Subsidiary including, without limitation, any Parthenon Management Fee;

               (XIV) pay or pre-pay any Borrowed Indebtedness, other than the payments set forth on SCHEDULE 5.2(B)(XIV); or

               (XV) enter into an agreement to do any of the foregoing.

     5.3 EXCLUSIVITY. From and after the date hereof to the Closing Date or the earlier termination of this Agreement in accordance with its terms, each of the Seller, the Company and its Subsidiaries will not, and will not authorize or permit any of their respective directors, officers, controlling equity holders, investment bankers and counsel to, directly or indirectly, solicit or engage in discussions or negotiations with, or provide any information to, any Person, firm or other entity or group (other than the Buyer or its representatives) concerning any sale of the Seller, the Company or any of its Subsidiaries, whether by merger, sale of substantially all of the assets of the Seller or the Company, sale of shares of capital stock of the Company or of LLC interests of the Seller (other than pursuant to existing options or warrants), or other business combination involving the Seller or the Company. The Seller and the Company shall promptly communicate to the Buyer any offer for any such transaction which is received in writing by the Seller, the Company or any Subsidiary or any of their respective Affiliates.

     5.4 CONSENTS AND APPROVALS. The Seller and the Buyer shall cooperate and use reasonable efforts to obtain (a) all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable Law or regulations or otherwise and
(b) all consents and approvals which are listed on SCHEDULE 2.4 or 3.13 and marked by an asterisk.

     5.5 FINANCING. The Buyer shall use reasonable efforts to obtain the Debt Financing contemplated in the Financing Commitments or to obtain financing on terms reasonably satisfactory to the Buyer, in either case in an amount which, together with the Equity Financing, is sufficient to enable the Buyer to consummate the transactions contemplated by this Agreement. The Seller agrees to cooperate, and to cause the Company and its Subsidiaries to cooperate, in good faith with any reasonable and customary request of the Buyer in connection with the arrangement of the Debt Financing. In no event, however, will the Seller or any of its Affiliates (other than, after the Closing, the Company and its Subsidiaries) be liable to the Buyer or any other Person for any matter relating to the Buyer's Debt Financing including, without limitation, any representation, warranty, covenant, agreement, undertaking or promise made in connection with such Debt Financing.

     5.6 HSR ACT FILINGS. To the extent required in connection with the transactions contemplated by this Agreement, within five (5) business days following the date of execution of this Agreement each of the Seller and the Buyer shall promptly make or cause to be made any and all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and will request early termination of the waiting period required under the HSR Act. The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.

     5.7 REASONABLE EFFORTS. All parties hereto agree to act in good faith and use reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby.

     5.8 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

          (A) In the event of any threatened or actual Proceeding in which any person who is now, or has been at any time prior to the Closing, a director or officer of the Company or any of its Subsidiaries (the "INDEMNIFIED PERSONS") is, or is threatened to be, made a party thereto based in whole or in part on the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before, on or after the Closing, the Company and its Subsidiaries shall indemnify and hold harmless such person from and against such Proceeding as provided in this Section 5.8. After the Closing Date, the Company and its Subsidiaries shall indemnify and hold harmless each Indemnified Person, to the same extent as such Indemnified Person is entitled to indemnification under the Company Charter Documents or Subsidiaries' charter, by-laws or other organizational documents, in each case, in effect as of the date of this Agreement. An Indemnified Person shall notify the Company and/or its Subsidiary(ies) of the existence of such Proceeding for which such Indemnified Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided, that the failure to so notify shall not affect the obligations of the Company and its Subsidiaries under this Section 5.8 except to the extent such failure to notify actually prejudices the Company and its Subsidiaries. The Company, at its expense, shall have the right to control the defense of such Proceeding with counsel selected by the Company and reasonably acceptable to the Indemnified Person. The Indemnified Person and the Company and its Subsidiaries shall cooperate fully with each other in connection with the defense of such Proceeding. No settlement of such Proceeding may be made by the Company or any Subsidiary without the Indemnified Person's consent, except for a settlement which requires no more than a monetary payment for which the Indemnified Person is fully indemnified. No settlement of such Proceeding may be made by an Indemnified Person without the consent of the Company.

          (B) The Buyer shall cause the Company to obtain and maintain "run-off" directors' and officers' liability insurance covering persons who are currently covered by directors' and officers' liability insurance on terms no less favorable than those of the current directors' and officers' liability insurance in effect on the date hereof, provided, however, that in no event shall the Buyer be required to cause the Company to expend in any one year in excess of $78,500.00; and provided, further, that if the premium for the insurance exceeds such amount, the Buyer shall cause the Company to maintain a policy with the greatest coverage available for $78,500.00.

          (C) The provisions of this Section 5.8 are intended to be for the benefit of, and enforceable by, each Indemnified Person and such Indemnified Person's heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Person or such Indemnified Person's heirs and representatives may have under the Company Charter Documents, the respective organizational documents of the Subsidiaries, any contract or applicable Law.

          (D) The obligations of the Company and its Subsidiaries under this
Section 5.8 shall continue in full force and effect for a period commencing as of the Closing and ending as of the six (6) year anniversary of the Closing, provided, that all rights to indemnification in respect of any claim for indemnification under this Section 5.8 asserted or made within such period shall continue until the final disposition of such claim.

          (E) In the event that all or substantially all of the business or assets of the Company or any of its Subsidiaries is sold, whether by merger, consolidation, sale of assets or securities or otherwise, in one transaction or a series of transactions, then the Company shall, in each such case, take action to ensure that the successors and assigns of the Company or such Subsidiary(ies) assume the obligations set forth in this Section 5.8. The provisions of this
Section 5.8 shall apply to all of the successors and assigns of the Company and each Subsidiary.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

     6.1 CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS. The obligation of the Buyer to purchase the Purchased Securities and to consummate the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

          (A) REPRESENTATIONS AND WARRANTIES TRUE; OBLIGATIONS PERFORMED. The representations and warranties of the Seller contained in this Agreement shall be true and correct at and as of the Closing Date as if again made on and as of such date (other than any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such date, and without giving effect to any limitations or qualifications as to "materiality" (including, without limitation, the word "material") or "Company Material Adverse Effect"), except, in respect of all representations and warranties other than those contained in Section 3.2 and
Section 3.3, to the extent that failures to be so true and correct have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; and the Buyer shall have received a certificate dated the Closing Date signed by an authorized officer of the Seller to such effect. The Seller shall have performed, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Seller on or before the Closing Date, except to the extent that failures to perform such obligations have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Buyer shall have received a certificate dated the Closing Date signed by an authorized officer of the Seller to such effect.

          (B) FINANCING. The Buyer shall have obtained the Debt Financing contemplated in the Financing Commitments or otherwise obtained financing on terms reasonably satisfactory to the Buyer, in either case, in an amount sufficient to enable the Buyer to consummate the transaction contemplated by this Agreement; provided, however, that this condition shall be deemed satisfied unless the failure to obtain the Debt Financing is a result of, in whole or in part, the occurrence of (i) any event which has resulted in or could reasonably be expected to result in a material adverse change in the business, assets, operations, properties, financial condition or liabilities of the Company and its Subsidiaries, taken as a whole since December 31, 2003 or (ii) a material disruption of or material adverse change in conditions in the financial, banking or capital markets that, in the reasonable judgment of the lender to such Debt Financing, could materially impair the syndication of the Debt Financing.

          (C) NO INJUNCTION, ETC. There shall not be any order of any court or Governmental Entity restraining or invalidating the transactions which are the subject of this Agreement.

          (D) PAYOFF LETTERS. The Seller shall have delivered to Buyer a payoff letter from each holder of Borrowed Indebtedness of the Company and each Subsidiary indicating the amount of such Borrowed Indebtedness and including wire instructions. The Liens granted under the Amended and Restated Credit Agreement and Liens otherwise securing the obligations of the Company and Subsidiaries in respect of any other Borrowed Indebtedness shall terminate prior to or concurrently with the Closing

          (E) INSTRUMENTS OF TRANSFER. The Seller shall have delivered to the Company instruments of transfer sufficient to transfer to the Buyer all right, title and interest in the Purchased Securities.

          (F) LEGAL OPINIONS FROM COUNSEL FOR THE SELLER AND THE COMPANY. The Buyer shall have received the written opinion of Choate, Hall & Stewart, counsel for the Seller and the Company, dated as of the Closing Date and in the form of
EXHIBIT 6.1(F).

          (G) TERMINATION OF MANAGEMENT CONTRACT. The engagement of Parthenon Capital, LLC's services under the letter agreement, dated as of August 17, 2001, as amended (the "PARTHENON MANAGEMENT AGREEMENT"), shall terminate concurrently with the Closing of the transactions contemplated hereby and the Buyer shall have received a termination letter in the form of EXHIBIT 6.1(G) executed by the parties to the Parthenon Management Agreement and in full force and effect.

          (H) ABSENCE OF MATERIAL ADVERSE CHANGE. From the date of this Agreement through the Closing Date, there shall not have occurred any event which has had, or would be reasonably expected to have a Company Material Adverse Effect.

          (I) HSR ACT. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

     6.2 CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

          (A) REPRESENTATIONS AND WARRANTIES TRUE; OBLIGATIONS PERFORMED. Each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if again made on and as of such date (other than any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date), except for representations and warranties set forth in this Agreement which are qualified as to materiality, which shall be true and correct in all respects at and as of the Closing Date as if again made on and as of such date (other than any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date); and the Seller shall have received a certificate dated the Closing Date signed by an authorized officer of the Buyer to such effect. The Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Buyer on or before the Closing Date, and the Seller shall have received a certificate dated the Closing Date signed by an authorized officer of the Buyer to such effect.

          (B) NO INJUNCTION, ETC. There shall not be any order of any court or Governmental Entity restraining or invalidating the transactions which are the subject of this Agreement.

          (C) CLOSING PAYMENTS. The Buyer shall have made the payments contemplated by Section 1.2.

          (D) LEGAL OPINION FROM COUNSEL FOR THE BUYER. The Seller shall have received the written opinion of Willkie Farr & Gallagher LLP, counsel for the Buyer, dated the Closing Date, in the form of EXHIBIT 6.2(D).

          (E) HSR ACT. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

                                    ARTICLE 7
                            SURVIVAL; INDEMNIFICATION

     7.1 SURVIVAL. The parties agree that the representations and warranties and pre-Closing covenants and agreements contained in this Agreement shall survive the Closing until the 18 month anniversary of the Closing, except that (x) the representations and warranties contained in Sections 2.1 (Title), 2.2 (Organization and Authority), 3.2 (Subsidiaries), 3.3 (Capitalization), 4.2 (Power and Authority Relative to Transaction) or 4.6 (Investment Representations) shall survive until the expiration of the applicable statute of limitations, (y) the representations and warranties contained in Section 3.21 (Compliance with Environmental Laws) shall survive until the second anniversary of the Closing Date and (z) the representations and warranties contained in
Section 3.8 (Taxes) shall survive until March 15, 2008. The date of expiration with respect to any such representation, warranty, covenant or agreement is sometimes referred to herein as its "CUT-OFF DATE." No claim for indemnification hereunder for breach of any representation or warranty or breach of any pre-Closing covenant or pre-Closing agreement may be brought after its Cut-Off Date, except for any claims (a) of which the Seller has been notified in writing with reasonable specificity by the Buyer prior to its Cut-Off Date and (b) of which the Buyer has been notified in writing with reasonable specificity by the Seller prior to its Cut-Off Date. The Cut-Off Date for the pre-Closing covenant, pre-Closing agreement, representation or warranty on which such claim is based shall survive such expiration until mutually resolved or otherwise determined pursuant to this Agreement and the expiration date of such pre-Closing covenant, pre-Closing agreement, representation or warranty shall automatically be extended with respect to such claim until such claim is so resolved or determined. Each post-Closing covenant shall survive the Closing in accordance with its terms until the expiration of the applicable statute of limitation.

     7.2 INDEMNIFICATION OF THE BUYER. Subject to the other provisions of this
Article 7, from and after the Closing, the Seller agrees to indemnify the Buyer, the Company and each Subsidiary and hold each harmless against and in respect of any and all damages, claims, demands, losses, expenses, costs, obligations and liabilities, including without limitation reasonable attorney's fees and any expenses resulting from the enforcement of this indemnity (collectively, "LOSSES"), which arise or result from any breach of any of the representations or warranties of the Seller contained in Articles 2 or 3 of this Agreement or contained in any certificate delivered by the Seller pursuant to this Agreement, or the failure of the Seller to perform any of its covenants or agreements contained herein.

     For purposes of determining whether or not a representation or warranty of the Seller has been breached (other than those set forth in Sections 3.5 (Financial Statements), 3.6 (Absence of Material Undisclosed Liabilities) or 3.7 (Absence of Certain Changes)) and the amount of the related Losses, the representations and warranties of the Seller contained in this Agreement shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including, without limitation, the word "material") or "Company Material Adverse Effect." For greater certainty, where a representation or warranty requires the Seller to set forth certain items on a Schedule to this Agreement (e.g. the Material Contracts Schedule), it is not the intent of the parties that the prior sentence would broaden the scope of the disclosures required to be set forth on such schedule.

     Notwithstanding the foregoing or any other term in this Agreement, the obligation of the Seller to indemnify or hold harmless the Buyer, the Company or any Subsidiary for breach of any representation or warranty or any pre-Closing covenant or pre-Closing agreement shall be limited and qualified as follows:

          (A) the Seller shall have no indemnification obligation in respect of such breaches except to the extent that the aggregate amount of Losses incurred by the Buyer, the Company and its Subsidiaries exceeds, on a cumulative basis, one percent (1.0%) of the Closing Purchase Price;

          (B) the Seller's obligation for Losses from all such breaches shall not exceed in the aggregate ten percent (10.0%) of the Closing Purchase Price;

          (C) the Seller shall have no indemnification obligation with respect to Losses arising out of any breach to the extent that the Company has made a corresponding reserve for such Losses on the Balance Sheet; and

          (D) the Seller shall have no indemnification obligation for consequential damages, punitive damages, lost profits or unrealized expectations.

In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Buyer, the Company or any Subsidiary is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any proceeds actually recovered under any insurance policies (after giving effect to any deductible, retention or equivalent loss rated premium adjustment) and actually recovered from third parties by the Buyer, the Company or any Subsidiary in respect of such Losses (which recoveries the Buyer agrees to use, or to cause the Company or any such Subsidiary to use, reasonable efforts to obtain) and the amount of any tax benefit related thereto. If an indemnification payment is received by the Buyer, the Company or any Subsidiary, and the Buyer, the Company or any such Subsidiary later receives insurance proceeds, other third party recoveries or tax benefits in respect of the related Losses, the Buyer shall promptly pay to the Seller a sum equal to the lesser of (y) the actual amount of such insurance proceeds (after giving effect to any deductible, retention or equivalent loss rated premium adjustment), other third party recoveries and tax benefits or (z) the actual amount of the indemnification payment previously paid by the Seller with respect to such Losses.

     7.3 INDEMNIFICATION OF THE SELLER. Subject to the other terms of this
Article 7, from and after the Closing, the Buyer agrees to indemnify the Seller and hold the Seller harmless against and in respect of any and all Losses which arise or result from or are related to any breach of any of the Buyer's representations or warranties, or the failure of the Buyer to perform any of its covenants or agreements set forth herein.

     In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Seller is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any proceeds actually recovered under any insurance policies (after giving effect to any deductible, retention or equivalent loss rated premium adjustment) and actually recovered from third parties by the Seller in respect of such Losses (which recoveries the Seller agrees to use reasonable efforts to obtain) and the amount of any tax benefit related thereto. If an indemnification payment is received by the Seller, and the Seller later receives insurance proceeds, other third party recoveries or tax benefits in respect of the related Losses, the Seller shall promptly pay to the Buyer a sum equal to the lesser of (y) the actual amount of such insurance proceeds (after giving effect to any deductible, retention or equivalent loss rated premium adjustment), other third party recoveries and tax benefits or (z) the actual amount of the indemnification payment previously paid by the Buyer with respect to such Losses.

     7.4 PROCEDURE FOR INDEMNIFICATION. Any party making a claim for indemnification hereunder (the "INDEMNIFIED PARTY") shall promptly notify the party whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim in writing, describing in reasonable detail the claim and the amount thereof (to the extent known); provided, that the failure to provide prompt notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by the failure to give such prompt notice. The Indemnifying Party shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnified Party (unless reasonably necessary to protect the rights of the Indemnified Party) until the later of (a) the expiration of the 30-day response period, or (b) thirty (30) days following the termination of the 30-day response period if a response, received within such 30-day response period by the Indemnified Party, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period). If such demand is based on a claim by a third party, the Indemnifying Party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party, and, in connection therewith, the Indemnified Party shall cooperate fully with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice at its expense. In such event, the Indemnifying Party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated by the Indemnifying Party that involves any action by the Indemnified Party other than the payment of money which is paid in full by the Indemnifying Party shall not be concluded without the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party fails timely to defend against such Proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Proceeding (but subject, in all cases, to the applicable conditions and limits contained in this Article 7).

     7.5 REMEDIES EXCLUSIVE. The rights and remedies provided in this Article 7 shall be the exclusive rights and remedies of the parties hereto after the Closing in connection with the transactions contemplated by this Agreement, including, without limitation, any breach, inaccuracy or non-performance of any representation, warranty, covenant or agreement contained in this Agreement or in any exhibit or schedule hereto or any certificate delivered hereunder, except in the case of fraud, in which case the defrauded party shall have all rights and remedies hereunder and provided by law against the party that committed the fraud. After the Closing, no party may commence any suit, action or proceeding with respect to the transactions contemplated by this Agreement, whether in contract, tort or otherwise, except (a) to enforce such party's express rights under Section 5.8 or this Article 7, (b) to initiate a claim of fraud in accordance with this Section 7.5, or (c) for any action seeking injunctive or other equitable relief to enforce specifically the performance by the other party of its obligations under this Agreement to the extent permitted by law.

                                    ARTICLE 8
                                   TERMINATION

     8.1 TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

          (A) by mutual written consent of the Seller and the Buyer;

          (B) by the Buyer, if (i) the Seller shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Seller set forth in this Agreement shall not be true, in all cases, for purposes of this Section 8.1(b), to the extent set forth in Section 6.1(a), and (ii) such breach, failure or misrepresentation is not cured to the Buyer's reasonable satisfaction within thirty (30) days after the Buyer gives the Seller written notice identifying in reasonably detail such breach, failure or misrepresentation;

          (C) by the Seller, if (i) the Buyer shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Buyer set forth in this Agreement shall not be true, in all cases, for purposes of this Section 8.1(c), to the extent set forth in Section 6.2(a), and (ii) such breach, failure or misrepresentation is not cured to the Seller's reasonable satisfaction within thirty (30) days after the Seller gives the Buyer written notice identifying in reasonable detail such breach, failure or misrepresentation;

          (D) by the Buyer, if the conditions set forth in Section 6.1 become incapable of satisfaction (except as covered by Sections 8.1(b) and (c) above);

          (E) by the Seller, if the conditions set forth in Section 6.2 become incapable of satisfaction (except as covered by Sections 8.1(b) and (c) above);

          (F) by either the Seller or the Buyer if the Closing has not occurred on November 17, 2004, or such other date, if any, as the Seller and the Buyer may agree in writing provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party who intentionally failed to fulfill any material obligation under this Agreement and such failure caused the failure of the Closing to occur on or prior to such date; or

          (G) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use reasonable efforts to remove), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the sale and purchase of the Purchased Securities contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

     8.2 EFFECT OF TERMINATION.

          (A) If this Agreement is terminated as provided above, the parties shall have no further obligations hereunder (including, without limitation, for costs and expenses incurred by other parties in connection with this Agreement and the transactions contemplated hereby), except as provided below, and except that each party shall be liable for any willful breach of this Agreement and the other party shall be entitled to all rights and remedies provided by law in respect of such breach.

          (B) The obligations of the Buyer under Section 5.1(b) shall survive the termination of this Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS

     9.1 NOTICES. All notices and communications to a party hereunder shall be made in writing and shall be deemed to have been adequately given if (a) delivered in person (in a manner through which delivery may be verified), (b) sent by nationally recognized overnight delivery service, (c) mailed, certified mail, return receipt requested or (d) facsimile transmission (which is confirmed), to such party at its address (in the case of clauses (a), (b) or (c) above) or facsimile number (in the case of clause (d) above) set forth below (or such other address or facsimile number as the party may from time to time designate in writing to the other parties hereto):

          (A) If to the Seller or, prior to the Closing, to the Company or any Subsidiary, to:

          Spheris Holdings, LLC
          c/o Parthenon Capital, Inc.

          200 State Street, 8th Floor
          Boston, Massachusetts 02109
          Attn: David J. Ament
          Facsimile No.: (617) 960-4010

          with copies (which shall not constitute notice), to:

          Spheris Inc.
          Suite 200
          720 Cool Springs Blvd.
          Franklin, Tennessee 37067
          Attn: Gregory T. Stevens, Esq.
          Facsimile No.: (615) 261-1792

          and

          Choate, Hall & Stewart
          Exchange Place
          53 State Street
          Boston, Massachusetts 02109
          Attn: Stephen M. L. Cohen, P.C.
          Facsimile No.: (617) 248-4000

     (B)  If to the Buyer, to:

          Spheris Holding, Inc.
          c/o Warburg Pincus Private Equity VIII, L.P.
          466 Lexington Avenue, 11th Floor
          New York, New York 10017-3147
          Attn: Joel Ackerman and David J. Wenstrup
          Facsimile No.: (212) 878-9361

          with a copy (which shall not constitute notice), to:

          Willkie Farr & Gallagher LLP
          787 Seventh Avenue
          New York, New York 10019-6099
          Attn: Steven J. Gartner, Esq.
          Facsimile No.: (212) 728-9222

     9.2 NO WAIVER. No failure to exercise and no delay in exercising, on the part of the Seller or the Buyer, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

     9.3 AMENDMENTS AND WAIVERS. This Agreement may be modified or amended only by a writing signed by the Seller and the Buyer. No waiver of any term or provision hereof shall be effective unless signed in writing by the party waiving such term or provision.

     9.4 CHOICE OF LAW; FORUM. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the choice of law provisions thereof that would require the application of the Laws of another jurisdiction.

     9.5 BINDING EFFECT AND BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the written consent of the other party. Notwithstanding the foregoing, the Buyer and the Seller, as the case may be, shall each have the unrestricted right to assign its rights and obligations under this Agreement to any of its Affiliates, or collaterally assign its rights under this Agreement to its lender or lenders, provided, however, that such party shall remain liable for the performance of all of such obligations in the manner prescribed in this Agreement.

     9.6 INTEGRATION; SCHEDULES. This writing, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, including without limitation the letter dated September 29, 2004, between the Seller, the Company Warburg Pincus LLC and certain other parties, except as set forth in Section 5.1(b). Information set forth on any Schedule to this Agreement shall be deemed to qualify each other section of this Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to a Schedule), unless expressly provided otherwise, so long as application to such section is reasonably discernible from such disclosure. No information set forth on any of the Schedules shall be deemed to broaden in any way the scope of the Seller's representations and warranties in this Agreement. The inclusion of any item by the Seller on a
Schedule is not evidence of the materiality of such item for purposes of the Agreement, or that such item is a disclosure required under the Agreement. Any descriptions of any Contract, agreement, document, instrument, plan, arrangement or other item set forth in a Schedule provided by the Seller are summaries only and are qualified in their entirety by the terms of such Contracts, agreements, documents, instruments, plans, arrangements or items, copies of which have been made available to the Buyer.

     9.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and counterparts by facsimile, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     9.8 LIMITATION ON SCOPE OF AGREEMENT. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

     9.9 HEADINGS. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     9.10 EXPENSES. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that, if and only to the extent that, the Closing occurs, all Selling Expenses shall be paid by the Seller, it being understood and agreed that the amount of such Selling Expenses may be deducted from the Closing Purchase Price as contemplated by
Section 1.2 hereof. No costs, fees or expenses related to this Agreement, the preparation hereof or the consummation of the transactions contemplated hereby shall be paid, payable or otherwise borne by the Company or any Subsidiary other than such costs, fees or expenses paid prior to the Balance Sheet Date and the Sale Bonuses paid in accordance with Section 1.2 hereof.

     9.11 NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     9.12 FURTHER ASSURANCES. Following the Closing, the parties shall execute and deliver to each other such documents and take such other actions as may reasonably be requested in order to consummate more effectively the transactions contemplated hereby.

     9.13 "KNOWLEDGE" DEFINED. As used herein, "to the knowledge of the Seller," "to the Seller's knowledge" or any other similar phrase shall mean (i) the actual knowledge of Steven Simpson, Anthony James or Greg Stevens or (ii) that which would have been known after reasonable inquiry by such persons.

     9.14 PUBLICITY. Pending the Closing, no party shall, nor shall they permit their Affiliates to, issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the Seller and the Buyer, except to the extent required by Law, in which case the other party shall have the opportunity to review and comment prior to disclosure.

     9.15 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur if (a) all of the Seller's conditions to Closing have been satisfied or expressly waived by Seller in writing (other than those conditions that are normally satisfied at Closing), (b) the Buyer is ready, willing and able to close the transactions contemplated hereby and pay the Closing Purchase Price in accordance with Section 1.2 hereof and (c) Seller breaches its obligation to consummate the transactions contemplated hereby. It is accordingly agreed that, in such event, the Buyer shall be entitled to injunctive relief and to enforce specifically the terms and provisions hereto and require the Closing of the purchase and sale of the Purchased Securities pursuant to the terms of this Agreement.

     9.16 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

     9.17 ADDITIONAL DEFINITIONS. As used herein, the following terms shall have the following meanings:

          (A) "AFFILIATE" means (except as otherwise specifically defined herein), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          (B) "AMENDED AND RESTATED CREDIT AGREEMENT" shall mean the Amended and Restated Credit Agreement dated April 30, 2004, by and among Spheris Inc., Madison Capital Funding LLC, Keybank National Association, Merrill Lynch Capital and the other financial institutions from time to time parties thereto.

          (C) "BORROWED INDEBTEDNESS" means the aggregate principal amount of indebtedness for money borrowed by the Company and its Subsidiaries pursuant to the Amended and Restated Credit Agreement or otherwise plus accrued and unpaid interest thereon, and fees and other amounts payable thereunder, the aggregate amount of which equals $44,268,475.29 as of the date of this Agreement.

          (D) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          (E) "CONTRACT" shall mean any agreement, contract, lease, sublease, note, loan, evidence of indebtedness, letter of credit, franchise agreement, employment agreement, license agreement, instrument, indenture or undertaking, whether written or oral, (i) to which the Company or any Subsidiary is a party or (ii) by which the Company, any Subsidiary or any of their respective assets is bound.

          (F) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse change in or effect with respect to the business, results of operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any adverse change or effect resulting from conditions affecting the industry in which the Company or any of its Subsidiaries operates or from changes in general business or economic conditions (to the extent that any such adverse change or effect does not affect the Company and its Subsidiaries to a degree or in a manner proportionally greater than it affects other companies in the industry) constitute a Company Material Adverse Effect.

          (G) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          (H) "GOVERNMENTAL ENTITY" means any foreign or United States court, legislative, executive or regulatory authority or agency, any state or political subdivision thereof or any entity or body (including, without limitation, any arbitration panel) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          (I) "LIEN" means, with respect to any asset, any mortgage, claim, lien, pledge, charge, security interest, restriction, conditional sales contract, encroachment, limitation or encumbrance of any kind in respect of such asset.

          (J) "PARTHENON MANAGEMENT FEE" means any fees payable pursuant to the existing management agreement with Parthenon Capital, LLC.

          (K) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (L) "SELLING EXPENSES" means the fees, expenses, charges and other payments incurred or otherwise payable by the Company or any of its Subsidiaries to outside counsel, accountants, financial advisors or investment bankers of the Company and its Subsidiaries specifically related to the transactions contemplated by this Agreement.

     9.18 WAIVER OF JURY TRIAL. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably and expressly waives all right to a trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of, or relating to, this Agreement, the transactions contemplated thereby or the negotiation, preparation or enforcement thereof.

                                   ARTICLE 10
                                   DEFINITIONS

     The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated below:

                                        SECTION OR PLACE
TERM:                                    WHERE DEFINED:
-----                                   ----------------
Affiliate                               Section 9.17
Agreement                               Preamble

Amended and Restated Credit Agreement   Section 9.17
Audited Financial Statements            Section 3.5
Authorizations                          Section 3.15
Balance Sheet                           Section 3.5
Balance Sheet Date                      Section 3.5
Benefit Plans                           Section 3.18
Borrowed Indebtedness                   Section 9.17
Buyer                                   Preamble
Cash and Cash Equivalents               Section 1.2
Closing                                 Section 1.4
Closing Date                            Section 1.4
Closing Purchase Price                  Section 1.2
Code                                    Section 9.17
Company                                 Introduction
Company Charter Documents               Section 3.1
Company Intellectual Property           Section 3.11
Company Material Adverse Effect         Section 9.17
Contract                                Section 9.17
Cut-Off Date                            Section 7.1
Debt Financing                          Section 4.7
Environment                             Section 3.21
Environmental Claim                     Section 3.21
Environmental Laws                      Section 3.21
Equity Financing                        Section 4.7
ERISA                                   Section 3.18
Financial Statements                    Section 3.5
Financing Commitments                   Section 4.7
GAAP                                    Section 9.17
Governmental Entity                     Section 9.17
HSR Act                                 Section 5.6
Hazardous Substances                    Section 3.21
Indemnified Party                       Section 7.4
Indemnified Person                      Section 5.8
Indemnifying Party                      Section 7.4
Insurance Policy                        Section 3.19
Intellectual Property                   Section 3.11
Knowledge                               Section 9.13
Laws                                    Section 3.16
Lien                                    Section 9.17
LLC Agreement                           Section 1.3
Losses                                  Section 7.2
Management Holders                      Section 1.3
Material Contracts                      Section 3.12
Owned Intellectual Property             Section 3.11
Parthenon Management Agreement          Section 6.1(g)
Parthenon Management Fee                Section 9.17

Permitted Liens                         Section 3.9
Person                                  Section 9.17
Proceeding                              Section 3.13
Purchased Securities                    Section 1.1
Rollover Notice                         Section 1.3
Rollover Shares                         Section 1.3
Sale Bonuses                            Section 5.2(b)
Securities Act                          Section 4.6
Seller                                  Preamble
Selling Expenses                        Section 9.17
Service                                 Section 3.18
Subsidiary                              Section 3.2
Taxes                                   Section 3.8
Tax Returns                             Section 3.8
Unaudited Financial Statements          Section 3.5

            [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

                                        SPHERIS HOLDINGS LLC


                                        By: /s/ Gregory T. Stevens
                                            ------------------------------------
                                        Name: Gregory T. Stevens
                                              ----------------------------------
                                        Title: Chief Compliance Officer and
                                               General Counsel
                                               ---------------------------------


                                        SPHERIS HOLDING, INC.


                                        By: /s/ Tenno Tsai
                                            ------------------------------------
                                        Name: Tenno Tsai
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------

                [SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]